Exhibit 2.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated as of August 16, 2018, by and between McorpCX, Inc., a California corporation (the “Company”), and McorpCX, LLC, a Delaware limited liability company (“Subsidiary”).

RECITALS

WHEREAS, Company desires to distribute, convey, assign, transfer and deliver to Subsidiary all of the Company’s right, title and interest in, to and under all of the assets and liabilities specifically related to and/or used exclusively by its customer experience services business (the “Business”), including the assets (collectively, the “Assets”), and the assumption of certain liabilities, obligations or commitments of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) arising out of or related to the Business or the Assets (the “Assumed Liabilities”) and specifically excluding the assumption of certain Liabilities (the “Retained Liabilities”) all of which are described in the attached Exhibit A

WHEREAS, in exchange for the Assets and the assumption of the Assumed Liabilities, Subsidiary desires to issue to Company all of the equity interests in Subsidiary, such that the Company becomes the sole member of Subsidiary; and

WHEREAS, the board of directors of the Company and the Member of Subsidiary have each approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

1.     Contribution of the Assets. Upon the terms of this Agreement, the Company hereby transfers, conveys, assigns and distributes to Subsidiary all of the Company’s right, title and interest in and to all of the Assets, effective as of the date hereof.

2.     Acceptance and Assumption. Subsidiary does hereby irrevocably accept such transfer, conveyance, assignment and distribution of the Assets.

3.     Assignment and Assumption of the Assumed Liabilities.

(a)     Upon the terms of this Agreement, Company hereby transfers, conveys, assigns and distributes to Subsidiary all of the Company’s covenants, agreements, commitments, duties and obligations under, in connection with and relating to the Assumed Liabilities, effective as of the date hereof.

(b)     Subsidiary does hereby assume all of the Assumed Liabilities and all of the Company’s covenants, agreements, commitments, duties and obligations under, in connection with or relating to such Assumed Liabilities.

(c)     Subsidiary covenants and agrees to pay, perform, discharge and satisfy when due all of the Company’s covenants, agreements, commitments, duties and obligations under, in connection with or relating to the Assumed Liabilities.

4.     No Assignment or Assumption of Retained Liabilities. For purposes of clarity, Subsidiary does not hereby assume any of the Retained Liabilities or any of the Company’s covenants, agreements, commitments, duties or obligations under, in connection with or relating to the Retained Liabilities.

5.    Assignment of Contracts. To the extent that the Company’s rights under any contract or license to be transferred, conveyed, assigned and distributed to Subsidiary pursuant to this Agreement may not be assigned to Subsidiary without the consent of a third party which has not been obtained prior to the date hereof, this Agreement shall not constitute a transfer, conveyance, assignment or distribution, or an attempted transfer, conveyance, assignment or distribution of the same if such transfer, conveyance, assignment or distribution, or attempted transfer, conveyance, assignment or distribution would constitute a breach thereof or be unlawful, and the Company shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Subsidiary’s rights under the contract or license in question so that Subsidiary would not in effectively acquire the benefit of all such rights, the Company, to the maximum extent permitted by law and the contract or license, shall act after the date hereof as Subsidiary’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the contract or license, with Subsidiary in any other reasonable arrangement designed to provide such benefits to Subsidiary.

6.     Representations and Warranties. Neither the Company, nor any other person on the Company’s behalf, has made or makes any express or implied representation or warranty with respect to the Assets and the Assumed Liabilities, either oral or written, whether arising by law or otherwise, all of which are expressly disclaimed.

7.     Further Assurances. Each party covenants that at any time, and from time to time, after the date hereof, it will execute such additional instruments and take such actions as may be reasonable requested by the other party to confirm, perfect or otherwise carry out the intent and purposes of this Agreement.

8.     Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by means of portable document format (pdf) transmission) in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9.     Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY: McorpCX, Inc., a California corporation

/s/ Gregg R Budoi
By: Gregg R Budoi, CEO

SUBSIDIARY: McorpCX, LLC, a Delaware limited liability company

/s/ Michael Hinshaw
By: Michael Hinshaw, Manager

Contribution Agreement

Signature Page

EXHIBIT A

Business Assets [draft to be updated with final June 30 Balance Sheet & updated list of Assets]

McorpCX LLC Acquisition Assets List

Names and Domains

All of the Company’s assumed names and domains

Mcorp Consulting

Touchpoint Mapping

Touchpoint Metrics

McorpCX

All trademarks, trade names and DBAs, including all Mcorp-related names.

Registration #2962824; Touchpoint Mapping

Registration #3220929; Loyalty Mapping

Registration #3660627; Touchpoint Metrics

Physical Assets - related to the consulting business and its employees

Computers and Hardware

Furniture and Equipment

Leased Real Estate and Leasehold Improvements

Purchased (Installed) Software

Information Technology – shared use of certain IT equipment and software

IT assets owned or leased, related to the consulting business and its employees including:

Surface Pro 3

Dell E7450

Precision T3620

Optiplex 3040

Latitude E7480

All registered domains and URL’s (with the exception of petroportfolio.com), including:

brandmappingworkshop.com

brandtouchpoints.com

customerexperiencemapping.com

customerexperienceworkshop.com

customertouchpoints.com

innovatecx.org

journeymapme.com

loyaltymapping.com

marketingtouchpoints.com

[?] public co website

mcorpconsulting.com

mcorpconsulting.info

[?]

mcorpmail.com

mcorponline.com

theloyaltyaudit.com

touchpointinsights.com

touchpointmap.com

touchpointmapping.com

touchpointmetrics.com

touchpointmetrics.net

tpmetrics.com

Third party computer software and other intellectual property used or acquired in support of consulting services offered.

McorpCX, Inc. shall own any databases and will offer a royalty free perpetual license to McorpCX, LLC for the use of the databases.

All licensed and deployed desktop software related to the CX consulting business and its employees

Employees, Vendors and Contractors

The employment, consulting, nondisclosure, non-solicitation or noncompetition agreements with any of the employees or contractors and vendor, supplier and contractor supply and service agreements all of which are related to the CX consulting business.

Licenses and Permits

All governmental (U.S., state, county) licenses, permits or consents that are assignable to McorpCX, LLC that may include:

Business license / City of San Anselmo

CA Secretary of State

Washington State All license agreements for commercial (e.g. installed, licensed SaaS) software, relating to the consulting business and shared licenses may be arranged as needed to support McorpCX, Inc. that may include:

Workamajig

Box

Hubspot

Qualtrics

Digsite

All customer experience related industry related memberships, licenses and certifications

Material Contracts and Agreements that relate to the CX consulting business:

All distribution agreements, sales representative agreements, marketing agreements, and supply agreements

The Company’s standard quote, master service agreement, statement of work, purchase order, proposals, invoices, contracts and other forms.

All nondisclosure agreements to which the Company is a party.

All other material contracts and agreements, both active and inactive

Services and Strategies that relate to the CX consulting business

All methodological and process know-how, processes, ideas, inventions (whether patentable or not), schematics and trade secrets

All existing services and services under development.

All marketing, sales and other business strategies and plans, including any business or commercial information of a confidential nature

Customer Contacts, Contracts and Information that relate to the CX consulting business

All consulting agreements, licenses or assignments of intellectual property to or from the Company.

All customer and prospect lists (potential or actual) and other customer-related information

All proposals and presentations

All Non-Disclosure, Master Service, SOWs and other contractual Agreements

All customer supply and service agreements.

Sales and Marketing Information related to the CX consulting business

All sales and sales pipeline information, including committed (booked), outstanding (proposals), expected, and in-process/discovery

All sales process and tracking materials, e.g. SFA software, lead scoring, etc.

All marketing technology, including marketing database, forms and templates

All surveys and market research reports developed by or relevant to the Company and its business or services.

All advertising, sales and marketing-related materials

Sales and Marketing Materials related to the CX consulting business

All first and third-party published articles, reviews, reports and other assessments of the Company's commercial (consulting-related) activities

All company-maintained/branded social-media, including:

Twitter

LinkedIn

All text, drawings, photographs, graphics, designs, plans, and presentations

[public co and need links to/from www.mcorpcx.com and these will be shared websites] All company-created marketing and sales-related content, including:

Articles

Case Studies

Webinars

Presentations

Videos

White papers

All licensed analyst reports, including:

ALM Media Content

Aberdeen Group Content

McorpCX, Inc.
Balance Sheet	PRELIMINARY
	6/30/2018
		Allocation
		Retained Liabilities	Assumed Liabilities
Amount	Amount	MCX PubSo	McorpCX LLC SubCo
Assets
Current Assets
Wells Fargo - US Business Checking	189,763		189,763
BMO - CDN Checking	262		262
BMO - USD Checking	4,266	4,266
BMO - Investment Certificates	1,144,000	1,144,000
Accounts Receivable	585,843		585,843
Total Current Assets	1,924,134	1,148,266	775,868
Fixed Assets
Fixed Assets
Furniture and Equipment	31,731		31,731
Furniture and Equipment: Accumulated Depreciation	(31,731)		(31,731)
Computers and Hardware	62,154		62,154
Computers and Hardware:Accumulated Depreciation	(56,983)		(56,983)
Software	38,646		38,646
Software: Accumulated Depreciation	(38,646)		(38,646)
Equipment	2,359		2,359
Equipment: Accumulated Depreciation	(2,359)		(2,359)
Leasehold Improvements	99,246		99,246
Leasehold Improvements: Accumulated Depreciation	(99,246)		(99,246)
Real Estate	85,000	85,000
Real Estate Improvements	4,000	4,000
Real Estate Improvements: Accumulated Depreciation	(4,000)	(4,000)
Total Fixed Assets	90,171	85,000	5,171
Other Assets
Other Assets
Deposits	3,474		3,474
Prepaid Expenses	24,999	0	24,999
Intangible Assets
Organization Costs	1,377	1,377
Organization Costs:Accumulated Amortization	(1,377)	(1,377)
LinkedIn Grp	2,500		2,500
LinkedIn Grp:Accumulated Amortization	(2,500)		(2,500)
Investment in PersonaDrive	5,000	5,000
Investment in PersonaDrive: Accumulated Amortization	(5,000)	(5,000)
ALM Media Content Distribution Rights	25,000		25,000
ALM Content Distribution Rights: Accumulated Depreciation	(25,000)		(25,000)
SaaS Product Development	800,806	800,806
SaaS Product Development:Accumulated Amortization	(596,149)	(596,149)
Web Development Costs	70,188		70,188
Web Development Costs: Accumulated Amortization	(70,188)		(70,188)
Total Other Assets	233,130	204,657	28,473
Total Assets	2,247,435	1,437,923	809,512
Liabilities and Capital
Liabilities
Current Liabilities
Accounts Payable	341,173		341,173
AMEX	(750)		(750)
First Bankcard 9440			0
First Bankcard 1400	0		0
Deferred Revenue
Deferred Revenue - SaaS Product	0	0
Deferred Revenue - Pro Services	0		0
Deferred Revenue - Product Income: Other	27,504	0	27,504
Accrued Payroll Taxes	(0)		(0)
Other Accrued Liabilities	3,275		3,275

Total Current Liabilities	371,202	0	371,202
Total Liabilities	371,202	0	371,202
Capital
APIC	5,833,501	5,395,191	438,310
APIC-Employee Stock Options	601,364	601,364
Retained Earnings	(4,422,957)	(4,422,957)
Net Income	(135,675)	(135,675)
Total Capital	1,876,233	1,437,923	438,310
Total Liabilities and Capital	2,247,435	1,437,923	809,512